Exhibit 5.1

June 13, 2016	Barristers & Solicitors / Patent & Trade-mark Agents
Tesco Corporation 11330 Clay Road, Suite 350 Houston, Texas 77041 USA	Norton Rose Fulbright Canada LLP 400 3rd Avenue SW, Suite 3700 Calgary, Alberta T2P 4H2 CANADA

F: +1 403.264.5973
nortonrosefulbright.com

Dear Ladies and Gentlemen:

Tesco Corporation – Offering of 7,000,000 Common Shares

We have acted as counsel in the Province of Alberta to Tesco Corporation (the Company), a corporation amalgamated under the laws of Alberta, with respect to certain legal matters in connection with the registration under the United States Securities Act of 1933, as amended (the Securities Act), of the offer and sale by the Company (the Offering) of 7,000,000 common shares (Common Shares) in the capital of the Company with no par value per share (the Firm Shares) pursuant to the Underwriting Agreement, dated June 8, 2016 (the Underwriting Agreement), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the Underwriter). Pursuant to the Underwriting Agreement, the Underwriter has been granted an option to purchase an additional 1,050,000 Common Shares (together with the Firm Shares, any such Common Shares issued upon exercise, if any, of the Underwriter’s option, the Securities).

The Securities have been offered for sale pursuant to a preliminary prospectus supplement dated June 8, 2016 (the Preliminary Prospectus Supplement), and filed with the Securities and Exchange Commission (the SEC) on June 8, 2016 and a final prospectus supplement dated June 8, 2016 (the Final Prospectus Supplement, and together with the Preliminary Prospectus Supplement, the Prospectus Supplement), and filed with the SEC on June 9, 2016, each to the prospectus (as amended and supplemented by the Prospectus Supplement, the Prospectus) that constitutes a part of the Company’s Registration Statement on Form S-3 (Registration No. 333-211271) filed with the SEC on May 11, 2016 (the Registration Statement).

We are qualified to practice law in the Provinces of Alberta, Ontario and Quebec and this opinion is rendered solely with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein.

We offer no opinion in respect of the laws of any other province or territory in Canada or the application of the federal laws of Canada in any other province or territory. We have assumed that there is no foreign law (as to which we have made no independent investigation) that would affect our opinions expressed herein. In addition, we reviewed such questions of law as we considered appropriate to enable us to render the opinions hereafter expressed.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records of corporate proceedings, certificates of officers of the Company and of government officials and such other material as we have considered necessary or appropriate for the purpose of this opinion. In such examinations, we have assumed the genuineness of all documents submitted to us as originals and the conformity to the originals thereof of all documents submitted to us as certified or conformed copies or facsimiles or which were electronically retrieved.

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

Tesco Corporation June 13, 2016

In giving the opinions expressed herein we have also assumed:

(i)	all information contained in all documents reviewed by us is true and correct;

(ii)	the due execution and delivery, pursuant to due authorization, of all documents and instruments by or on behalf of parties other than the Company and that such documents are legal, valid and binding obligations of each party thereto other than the Company;

(iii)	the genuineness of all signatures and the authority of all persons signing documents examined by us; and

(iv)	the identity and capacity of all individuals who executed any documents or acted or purported to act as public officials.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Company has all requisite corporate power and authority to issue the Securities and the Securities have been duly authorized for issuance and sale to the Underwriter pursuant to the Underwriting Agreement and, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth in the Underwriting Agreement, will be validly issued as fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP

NORTON ROSE FULBRIGHT CANADA LLP

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